Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 1994 Stock Option and Incentive Plan of BNP Residential Properties, Inc. of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of BNP Residential Properties, Inc., BNP Residential Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BNP Residential Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.




                                                        /s/ Ernst & Young LLP


Greenville, South Carolina
July 5, 2005


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